Exhibit 99.1

Lance M. Fritz Elected Union Pacific President and Chief Operating Officer;

Jim R. Young Retires but Continues as Non-Executive Chairman of the Board

For Immediate Release

OMAHA, Neb., February 6, 2014 – Union Pacific Corporation today announced that Lance M. Fritz has been elected president and chief operating officer of Union Pacific Railroad. Fritz most recently was executive vice president - Operations. Cameron A. Scott has been named to succeed Fritz. The appointments are effective immediately.

The company also announced that Jim R. Young has retired as an employee but will continue to serve as chairman of the company’s board of directors in a non-executive role.

In his new position, Fritz is responsible for operations, marketing and sales, information technology, continuous improvement, supply, and labor relations. He will report to Jack Koraleski, chief executive officer of the railroad and President and CEO of Union Pacific Corporation.

Fritz joined Union Pacific in 2000 as vice president and general manager of the energy group. He was named regional vice president - Operations, first for the northern region and then the southern region in 2006. He served as vice president of labor relations prior to being named vice president - Operations in 2008. He was named executive vice president - Operations in 2010. Prior to joining Union Pacific, Fritz worked for Fiskars, Inc., Cooper Industries, and General Electric. He is a graduate of Bucknell University and earned a master’s degree in management from the Kellogg School of Management at Northwestern University.

He serves on a number of industry boards and committees, as well as the United Way of the Midlands board. Fritz is a past board member of the Girl Scouts Spirit of Nebraska and served as Program Chair at the 2013 U.S. Senior Open.

Scott most recently served as vice president network planning and operations. He joined Union Pacific in 1991 and held a number of operating assignments, including regional vice president - Operations for the western region. He is a graduate of Arizona State University and earned an MBA from the University of Texas. Scott currently is serving as chair of the 2014 American Heart Association’s Omaha-Council Bluffs Heart Walk.

Young retired from the company January 31 but will remain on the company’s board as its non-executive chairman. Young had served as president, chairman, and chief executive officer of Union Pacific since 2007. He stepped down as president and CEO in 2012 for medical reasons but remained as chairman of the board.

In commenting on these appointments, Koraleski said, “Our entire management team is focused on safely providing great service to our customers while providing strong financial results to our shareholders. These appointments reinforce this commitment and I am looking forward to our continued success in 2014 and beyond.”

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About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America’s most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2007-2013, Union Pacific invested more than $21.6 billion in its network and operations to support America’s transportation infrastructure. The railroad’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Media contact:

Stephanie Serkhoshian

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sbserkho@up.com

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